Exhibit 5.1

November 12, 2010

New GGP, Inc.

110 N. Wacker Drive

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as counsel to New GGP, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-11, File No. 333-168111 (as amended, and including any subsequent registration statement on Form S-11 filed pursuant to Rule 462(b), the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer, issuance and sale by the Company of up to 155,250,000 shares of common stock, par value $0.01 per share, of the Company (together with any additional shares of common stock that may be sold by the Company pursuant to Rule 462(b) of the Act, the “Common Stock”).  The Common Stock is to be sold by the Company pursuant to an underwriting agreement among the Company and the underwriters named therein (the “Underwriting Agreement”), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the certificate of incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement; (ii) the amended certificate of incorporation of the Company, filed as Exhibit 3.2 to the Registration Statement; (iii) the form of amended and restated certificate of incorporation of the Company, filed as Exhibit 3.3 to the Registration Statement (iv) the form of amended and restated bylaws of the Company, filed as Exhibit 3.5 to the Registration Statement; (v) the Registration Statement; (vi) the prospectus contained within the Registration Statement; (vii) the form of the Underwriting Agreement; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Common Stock, when issued and paid for as contemplated in the Registration Statement and pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-11 filed pursuant to Rule 462(b) under the Act with respect to the Common Stock.

Very truly yours,

/s/ Weil, Gotshal & Manges, LLP